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EXHIBIT 99.3
                     AMENDED POOLING AGREEMENT

     THIS AGREEMENT is dated for reference the 17th day of February, 1999.

BETWEEN:

THE UNDERSIGNED SHAREHOLDERS OF A LITTLE REMINDER (ALR) INC. (FORMERLY TREN EXPLORATION INC.)

     (collectively referred to as the "Shareholders" and individually as "Shareholder")

          OF THE FIRST PART

AND:

A LITTLE REMINDER INC., a company continued under the laws of the State of Wyoming and having an office at 2050 650 West Georgia Street, Vancouver, B.C., V6B 4N7

     (the "Company")

          OF THE SECOND PART

AND:

RUSSELL & DUMOULIN, Barristers & Solicitors of 2100 1075 West Georgia Street, Vancouver, B.C., V6E 3G2

     (hereinafter called the "Trustee")

          OF THE THIRD PART

     WHEREAS the Shareholders own an aggregate of 20,000,000 Class "A" Common shares (the "Shares") in the capital of A Little Reminder (ALR) Inc. (the "Company") in the amounts set out opposite their names in Schedule "A" attached to this Agreement;

     AND WHEREAS the Shareholders are all parties to a Voluntary
Pooling Agreement dated July 27, 1998 (the "Original Pooling
Agreement"), a copy of which is attached as Schedule "B" to this Agreement, and pursuant to which the Trustee holds the Shares in Pool;



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     AND WHEREAS the parties wish to terminate and replace the Original
Pooling Agreement upon the terms and conditions set out herein;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and in consideration of the sum of Ten Dollars ($10.00) now paid by the parties hereto, each to the other, (the receipt whereof is hereby acknowledged) and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.   Definitions

     (a) "Acknowledgment" means the acknowledgment and agreement to be bound in the form attached as Schedule "C" to this Agreement;

     (b) "ALRT Shares" means the 8,000,000 common shares in the capital of ALR Technologies Inc. to be issued to the Released Shareholders upon completion of an offer to purchase all of the issued and outstanding Class A Common Shares of the Company;

     (c) "Approval Date" shall mean the first day the shares of the Company are quoted on the OTC Bulletin Board or, in the event the shares of the Company are exchanged, pursuant to an offer to purchase, for shares of a company, already quoted on the OTC Bulletin Board, then the termination date of such offer to purchase;

     (d) "Early Release Shares" means 2,000,000 of the ALRT Shares to be held by the Remaining Shareholders in accordance with Schedule "D" attached to this Agreement;

     (e) "Cancellation Shares" means 6,000,000 of the ALRT Shares to be surrendered for cancellation to ALRT by the Released
          Shareholders in accordance with Schedule "D" attached to this Agreement;

     (f) "Remaining Shareholders" means those Shareholders who are not Released Shareholders;

     (g) "Remaining Shares" means, the 12, 000,000 Shares which are not Released Shares;

     (h) "Shareholders" means those holders of 20,000,000 Class A common shares of the Company as set out in Schedule "A";
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     (i)  "Shares" means the 20,000,000 Class A common shares of the
          Company as set out in Schedule "A" comprised of the Released Shares and the Remaining Shares;

     (j) "Released Shareholders" means those Shareholders who are the registered and beneficial owners of the 8,000,000 Released Shares in the amounts set out opposite their names in Section 4 hereof; and

     (k) "Released Shares" means the 8,000,000 Shares owned by the Released Shareholders as described in Section 4 hereof.

2.   Termination of Original Pooling Agreement

     The parties hereto hereby confirm, and agree that the Original Pooling Agreement shall cease and determine and be of no further force and effect, effective as of the date hereof.

3.   Placement of Shares in Pool

     The Shareholders hereby jointly and severally agree each with the other and with the Trustee that the Trustee shall continue to hold certificates for their Shares in the Company as set out in the said Schedule "A" to be held by the Trustee on the terms contained herein.

4.   Released Shareholders and Released Shares subject to Pool

     In the event the conditions as set out in Section 5 hereof have been fulfilled, the Released Shares owned by the Released Shareholders as set out in the table below shall be released from Pool and returned to such Released Shareholder in accordance with Section 6 hereof:

     Released Shareholder          Number of Released Shares

     706166 Alberta Ltd.                3,400,000
     745797 Alberta Ltd.                3,100,000
     Dean Drever                          750,000
     Sandra Ross                          750,000

          TOTAL                         8,000,000
                                        =========
5.   Conditions

     In the event the following conditions have been fulfilled, the Released Shares shall be held by the Trustee and released from Pool to the Released Shareholders in accordance with Section 6 hereof:
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     (a)  pursuant to an offer to purchase (the "Offer") by ALR
          Technologies Inc. ("ALRT"), the Released Shareholders shall have received an aggregate of 8,000,000 common shares in the capital stock of ALRT (the "ALRT Shares") in exchange for submitting their 8,000,000 Released Shares under such Offer; and

     (b) the Released Shareholders shall have agreed for nominal. consideration to surrender for cancellation to ALRT an aggregate of 6,000,000 of the ALRT Shares obtained by the Released Shareholders under the Offer (the "Cancellation Shares"), leaving the Released Shareholders with an aggregate of 2,000,000 ALRT Shares (the "Early Release Shares") in the numbers set out opposite their names in Schedule "D" attached hereto.

6.   Release of Early Release Shares

     In the event the conditions set out in Section 5 hereof are fulfilled, the Early Release Shares will be released from Pool and returned to the Released Shareholders, pro rata, on the following basis:

     (a)  20% of the Early Release Shares on July 1, 1999;

     (b) 20% of the Early Release Shares three (3) months following the first release of shares pursuant to subsection (a) hereof;

     (c) 20% of the Early Release Shares six (6) months following the first release of shares pursuant to subsection (a) hereof;

     (d) 20% of the Early Release Shares nine (9) months following the first release of shares pursuant to subsection (a) hereof; and

     (e) 20% of the ALRT Shares twelve (12) months following the first release of shares pursuant to subsection (a) hereof.

7.   Release of Cancellation Shares

     In the event the conditions in section 5 hereof have been
fulfilled then the 6,000,000 Cancellation Shares shall be released from Pool and surrendered by the Released Shareholders to ALRT for cancellation in the numbers set out opposite their names in Schedule "D" attached to this Agreement.
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8.   Release of Remaining Shares from Pool

     In the event the conditions in Section 5 hereof have been fulfilled, then the Remaining Shares shall be released from Pool and returned to the Remaining Shareholders or, in the event the conditions in Section 5 hereof have not been fulfilled, then all of the Shares shall be released from Pool and returned to the Shareholders, subject to the terms. of this Agreement, pro rata, on the following basis:

     (a) 20% of the Remaining Shares, or Shares as the case may be, one year from the Approval Date;

     (b) 20% of the Remaining Shares, or Shares as the case may be, three (3) months following the first release of shares pursuant to section 6(a) hereof;

     (c) 20% of the Remaining Shares, or Shares as the case may be, six (6) months following the first release of shares pursuant to section 6(a) hereof;

     (d) 20 % of the Remaining Shares, or Shares as the case may be nine (9) months following the first release of shares pursuant to section 6(a) hereof;

     (e) 20% of the Remaining Shares, or Shares as the case may be, twelve (12) months following the first release of shares pursuant to section 6(a) hereof.

9.   Alterations of Capital

     The parties hereto agree that the provisions of this agreement relating to the Shares shall apply mutatis mutandis to any shares or securities into which such shares may be converted, changed, reclassified, redivided, redesignated, subdivided or consolidated and to any shares or securities of the Company or of any successor or continuing company or corporation of the Company that may be received by the registered holder of the Shares on a reorganization, amalgamation, consolidation or merger, statutory or otherwise, including the release calculation which will be adjusted so that the proportion of the Shares available for release is unaffected by the alteration of the capital of the Company.






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10.  Transfer of Shares Within Pool

     No transfer of Shares by any Shareholder shall be effective and no application shalt be made to the Company to register any such transfer until the proposed transferee enters into an agreement with the other parties hereto to the same effect as this Agreement. The Trustee shall not effect a transfer of the Shares within pool unless the Trustee has received a copy of an Acknowledgment in the form attached hereto as Schedule C executed by the person to whom the Shares are to be transferred. Notwithstanding the execution of an Acknowledgment by such a person, the transferor shall not be released from its obligations under this Agreement unless it has transferred all of its Shares.

11.  Dividends, Distributions and Voting of Shares

     The Shareholders will be entitled to receive all dividend payments and distributions of capital, if any, from the Shares while the Shares are subject to this Agreement, and may exercise all voting rights attached to the Shares.

12.  Amendment of Agreement

     Schedule A to this Agreement shall be amended upon a transfer of Shares pursuant to section 10, and the Trustee shall note the amendment on the Schedule A in its possession.

13.  Scope of Trustee's Duties and Indemnification ion of Trustee

     In exercising its duties and obligations as set forth in this Agreement, the Trustee will act in good faith and with impartiality towards each of the Company and the Shareholders.

     The Trustee will have no duties or obligations in respect of the Shares other than those specifically set forth herein. The Trustee will not be bound in any way by any other contract or agreement between the parties hereto (except to the extent that the Trustee will consider the terms of the Share Exchange Agreement) whether or not the Trustee has knowledge thereof or of its terms and conditions and the Trustee's only duty, liability and responsibility shall be to hold and deal with the Shares in accordance with this Agreement. The Trustee will be entitled, unless it has knowledge to the contrary, to assume that any notice and evidence received pursuant to these instructions from either the Company or the Shareholders has been duly executed by the party by whom it purports to have been signed and the Trustee will not be obligated to enquire into the sufficiency or authority of any signatures

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appearing on such notice or evidence. In the event that the Trustee is given written notice of any disagreement between the Company and the Shareholders resulting in adverse claims or demands being made in connection with the Shares or a disagreement as to the Shares to be released by the Trustee, the Trustee will not release the Shares until

     (a) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

     (b) the Company and the Shareholders give the Trustee written notice as to their agreement as to the release of the Shares.

     In the event that the Trustee is given notice of any disagreement between the Company and the Shareholders resulting in adverse claims or demand being made in connection with the Shares or a disagreement as to the Shares to be released by the Trustee, the Trustee may, at its discretion, interplead the Shares by delivering the Shares to a court of competent jurisdiction.

     The Company will pay the Trustee on the basis of the Trustee's hourly rates for legal services, plus taxes and disbursements, for the performance of the Trustee's duties pursuant to this Agreement.

     The Company and the Shareholders, jointly and severally, release, indemnify and save harmless the Trustee from all costs, charges, claims, demands, damages, losses and expenses resulting from the Trustee's compliance in good faith with this agreement,

14.  Trustee not Obliged to Defend Actions

     It is further agreed by and between the parties hereto, and without restricting the foregoing indemnity, that in case proceedings should hereafter be taken in any Court respecting the Shares hereby pooled, the Trustee shall not be obliged to defend any such action or submit its rights to the Court until it shall have been indemnified by other good and sufficient security in addition to the indemnity hereinbefore given against costs of such proceedings.

15.  Resignation of Trustee

     If the Trustee wishes to resign as Trustee in respect of the Shares, the Trustee shall give notice to the Shareholders;




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     If the Shareholders wish the Trustee to resign as Trustee in respect of the Shares, the Shareholders shall give notice to the Trustee;

     A notice referred to in subsection (a) or (b) hereof shall be in writing and delivered to the Shareholders or the Trustee at their respective addresses set out on the first page or Schedule A of this agreement, and the notice shall be deemed to have been received on the date of delivery. The Shareholders or the Trustee may change their address for notice by giving notice to the other party in accordance with this agreement;

     The resignation of the Trustee shall be effective and the Trustee shall cease to be bound by this agreement on the date that is 30 days after the date of receipt of the notice referred to in subsection (a) or (b) hereof or on such other date as the Trustee and the Shareholders may agree Upon.

16.  Further Assurances

     The parties hereto shall execute and deliver any further documents and perform any acts necessary to carry out the intent of this agreement.

17.  Time

     Time is of the essence of this agreement.

18.  Governing Laws

     This agreement shall be construed in accordance with and bound by the laws of British Columbia and the laws of Canada applicable in British Columbia.

19.  Enurement

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.







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20.  Execution in Counterpart and by Facsimile

     This Agreement may be executed in several parts in the same form, and by facsimile, and such part as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement,

     IN WITNESS WHEREOF the Undersigned and the Trustee have executed these presents as and from the day and year first above written.

A Little Reminder (ALR) Inc.

Per: /s/ illegible signature
     Authorized Signatory

Russell & DuMoulin

Per: /s/ illegible signature
     Authorized Signatory